Exhibit 99.1

FOR IMMEDIATE RELEASE

Ducommun to Further Delay Release of Earnings

LOS ANGELES, California (March 31, 2015) – Ducommun Incorporated (NYSE: DCO) (“Ducommun” or the “Company”) today announced that it needs to further postpone its 2014 fourth quarter and year-end earnings announcement and conference call, currently scheduled for today, Tuesday March 31, 2015.

On March 16, 2015, the Company filed a Form 12b-25 with the Securities and Exchange Commission to explain that Ducommun would be unable to file its Form 10-K for the fiscal year ended December 31, 2014 within the prescribed timeframe because additional time was required to complete its 2014 financial statements. At that time, the Company expected to be able to file its Form 10-K by March 31, 2015 (the fifteenth calendar day following the prescribed due date), but that is no longer possible as the Company requires further time to complete its financial statements.

As previously reported, the Company discovered certain errors in the reported financial results for certain prior periods. Ducommun anticipates that the correction of these errors generally will result in an increase in the Company’s net income for such periods. The Company’s assessment of these matters is ongoing and subject to additional review. Ducommun expects to announce its 2014 fourth quarter and year-end results as soon as practical and will issue a conference call advisory announcing the timing for the earnings release and conference call upon the finalization of the financial statements and audit completion.

About Ducommun Incorporated

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace, defense, and other industries through a wide spectrum of electronic and structural applications. The company is an established supplier of critical components and assemblies for commercial aircraft and military and space vehicles as well as for the energy market, medical field, and industrial automation. It operates through two primary business units – Ducommun AeroStructures (DAS) and Ducommun LaBarge Technologies (DLT). Additional information can be found at www.ducommun.com.

CONTACT:	Joseph P. Bellino	or	Chris Witty
	Vice President and Chief Financial Officer		Investor Relations
	(310) 513-7211		(646) 438-9385/cwitty@darrowir.com